Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by Prairie Operating Employee Co., LLC, a Delaware limited liability company (the “Company”), and Edward Kovalik (“Executive”) as of March 2, 2026.  The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive serves as the Company’s Chief Executive Officer under the terms of that certain Second Amended and Restated Employment Agreement dated as of August 13, 2025, by and between the Company and Executive (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Employment Agreement;

WHEREAS, reference is made to: (i) the 2024 Amended & Restated Long-Term Incentive Plan (the “Plan”) of Prairie Operating Co., a Delaware corporation (“Parent”); (ii) those certain Performance Unit Award Agreements, dated June 12, 2024 and August 13, 2025, between Parent and Executive and issued pursuant to the Plan (each, a “Performance Award Agreement” and collectively, the “Performance Award Agreements”); (iii) those certain Restricted Stock Unit Award Agreements, dated June 12, 2024 and August 13, 2025, between Parent and Executive and issued pursuant to the Plan (each, a “Stock Award Agreement,” collectively, the “Stock Award Agreements,” and collectively with the Performance Award Agreements, the “Award Agreements”); and (iv) that certain Form of Lock-Up Agreement by and between Parent and Executive, dated March 24, 2025 (the “Lock-Up Agreement”);

WHEREAS, the Company and Executive agree that Executive provided the Company with his notice of resignation from employment with the Company (and any other Released Party, as applicable), without Good Reason (either as defined in any of the Employment Agreement or any of the Award Agreements) and his notice of resignation from the board of directors of Parent (the “Board”) (and any other Released Party) as of the Separation Date (as defined below);

WHEREAS, Executive voluntarily resigned from employment pursuant to Section 7(d) of the Employment Agreement effective as of March 2, 2026 (the “Separation Date”); and

WHEREAS, the Parties wish for Executive to receive the benefits set forth in this Agreement, conditioned upon Executive’s timely entry into and return of this Agreement and Executive’s compliance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Termination of Executive’s Employment. Executive’s employment with the Company ended as of the Separation Date due to Executive’s voluntary resignation without Good Reason (either as defined in the Employment Agreement or any of the Award Agreements). Such termination constitutes a termination by Executive for Convenience pursuant to Section 7(d) of the Employment Agreement. As of the Separation Date, Executive ceased to have any further employment with the Company or any other employment or service relationship with any other Released Party. Executive acknowledges that, as of the Separation Date, Executive has resigned from and no longer holds any director, manager or officer positions with the Company, Parent, or any of their respective affiliates or subsidiaries, and Executive has ceased to serve on the Board.

2.           Termination Payments and Benefits.

(a)          Accrued Rights. Upon the Separation Date, notwithstanding anything in the Employment Agreement to the contrary, Executive shall be entitled to the Accrued Rights (including payment of unused, accrued vacation/PTO benefits) other than the Accrued Rights described in 7(e)(i)(B), 7(e)(i)(C), 7(e)(i)(D) and 7(e)(i)(E) of the Employment Agreement.  In consideration of the Company’s willingness to enter this Agreement, and to provide the compensation and benefits to which Executive is not otherwise entitled but for Executive’s entry into this Agreement, Executive waives any and all rights Executive has with respect to the Accrued Rights described in 7(e)(i)(B), 7(e)(i)(C), 7(e)(i)(D) and 7(e)(i)(E) of the Employment Agreement.

(b)         Severance Benefits. Subject to Executive’s (i) timely execution and delivery of a signed copy of this Agreement to the Company on March 2, 2026, and (ii) compliance with all of Executive's continuing obligations under the Employment Agreement and the terms of this Agreement, the Company shall pay Executive:

(i)            A lump sum severance payment in a total amount equal to $2,531,250, less applicable taxes and withholdings (the “Severance Payment”), which Severance Payment shall be paid in a single lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Separation Date; and

(ii)          A payment of $750,000, less applicable taxes and withholdings (the “2025 STIP”), which 2025 STIP will be paid on the date that annual bonuses for 2025 are paid to the Company’s executives, but no later than the date that the Severance Payment is paid.

Collectively, the Severance Payment and 2025 STIP and consideration described in Section 2(c) below are referred to herein as the “Severance Benefits.” Executive acknowledges and agrees that the 2025 STIP constitutes payment of the full amount of the Annual Bonus applicable with respect to calendar year 2025, and that Executive shall not receive any additional or duplicative amounts pursuant to Section 7(e)(i)(B) of the Employment Agreement.

(c)        Equity Awards. Effective as of the Separation Date, Executive’s Restricted Stock Units (as defined in the Stock Award Agreements), to the extent outstanding and unvested as of immediately prior to the Separation Date, shall automatically and without any required action on the part of Executive, accelerate and vest in full and shall settle pursuant to the terms of the applicable Stock Award Agreement as soon as administratively possible, but in no event later than thirty (30) calendar days after the Separation Date. Executive’s Restricted Stock Units which were vested but not settled as of immediately prior to the Separation Date will be settled pursuant to the terms of the applicable Stock Award Agreement as soon as administratively possible, but in no event later than thirty (30) calendar days after the Separation Date. Effective as of the Separation Date, Executive’s Performance Units (as defined in the Performance Award Agreements), to the extent outstanding and unvested as of immediately prior to the Separation Date, shall be immediately forfeited and cancelled without consideration and without any further action by the Company. Executive holds no, and could hold no, ongoing rights with respect to such unvested Performance Units. In connection with tax withholdings or payments due in connection with equity vesting, the following will be acceptable for such tax withholding obligations: the delivery of cash or cash equivalents or Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award). In the event Executive (or an affiliated entity or assignee) exercises non-compensatory options to purchase Company shares, the Company will not withhold approval for a “cashless exercise” if elected pursuant to Section 3(c)(i) of the applicable Non-Compensatory Option Agreement.

3.           Waiver of Additional Compensation or Benefits.

(a)         Other Compensation and Benefits. Other than as set forth in Sections 2(a), 2(b) or 3(b), Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment or service relationship with the Company, Parent or any other Released Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights, been reimbursed for all expenses and been paid all sums that Executive is owed and has been owed by the Company, Parent or any other Released Party, including all payments arising out of all incentive plans and any other bonus or contractual arrangements, and all payments owed for any accrued but unused paid time off, owed to him in connection with his employment or service relationship with the Company, Parent or any other Released Party. Executive shall not be entitled to any other or additional compensation, benefits, vesting, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by the Company, Parent or any other Released Party, regardless of whether any such additional compensation, benefits, vesting, payments or grants are provided for in the Employment Agreement, any Award Agreement or the Plan.  Executive agrees that the Released Claims cover any claims Executive might have regarding Executive’s compensation and any benefits Executive may or may not have received during Executive’s employment with the Company, Parent or any other Released Party.  Employee agrees that any and all amounts payable under this Agreement are due solely from the Company, and Insperity has no obligations to pay such amounts or any other additional compensation, even though such amounts may be processed through Insperity.

(b)       Outstanding Expenses.  No later than ten (10) days following the Separation Date, Executive shall submit reimbursement requests for all previously unsubmitted reasonable business expenses incurred in February 2026 but still reimbursed by the Company.  The Company shall reimburse all properly incurred and documented expenses pursuant to the terms of its expense reimbursement policy, including those submitted following the Separation Date and those outstanding expenses previously submitted prior to the Separation Date.

(c)         Assignment of ORRI Agreements. Executive agrees, no later than one (1) day following the Separation Date, to execute and deliver to the Company, care of Daniel Sweeney, General Counsel, that certain Assignment of Overriding Royalty Interests attached as Exhibit A.  Following the Separation Date, Executive shall further cooperate fully with the Company and Parent and to take all actions as may be reasonably necessary, and to execute and deliver all documents, instruments, and agreements reasonably requested by the Company or Parent, to further effect the assignment of interests contemplated by Exhibit A.

4.           Release of Claims.

(a)        General Release.  In exchange for the Severance Benefits and other valuable consideration provided to Executive under this Agreement (and any portion thereof), Executive (on Executive’s own behalf and on behalf of Executive’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns and anyone purporting to claim through or on behalf of Executive) hereby generally and completely releases and forever discharges the Company, Parent, Insperity PEO Services, LP (“Insperity”) and each of their respective predecessors, successors, affiliated, related, parent and subsidiary entities, and each of the foregoing entities’ respective current and former affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties” and each a “Released Party”) from any and all claims, demands, actions, causes of action, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Executive signs this Agreement (collectively, the “Released Claims”).

(b)         Scope of Release.  The Released Claims include, but are not limited to, (i) all claims arising out of or in any way related to Executive’s employment with the Company, or the termination of that employment; (ii) all claims arising out of or in any way related to Executive’s service relationship with Parent or the Board; (iii) all claims related to Executive’s compensation or benefits from the Company, Parent or any other Released Party, including with respect to salary, fees, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, long-term incentive plans, stock, stock options, or any other ownership, equity, or profits interests; (iv) all claims for breach of contract (including for the avoidance of doubt as arising from the Employment Agreement, the Plan, or any Award Agreement), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (v) all common law and tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (vi) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, and including but not limited to claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 through 1988 of U.S.C. Title 42, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Immigration Reform Control Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Private Securities Litigation Reform Act of 1995, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any federal, state, municipal or local wage and hour law, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, or the Texas Labor Code (including Chapter 21 of the Texas Labor Code, the Texas Payday Law, the Texas Anti-Retaliation Act, and the Texas Whistleblower Act); (vii) any and all rights, benefits, or claims Executive may have under any employment contract, offer letter, award agreement, bonus, equity-based or incentive compensation plan, or other agreement (including the Employment Agreement, the Plan, or any Award Agreement) with any Released Party; (viii) any claim, whether direct or derivative, arising from, or relating to, Executive’s status as a member or holder of any interests in the Company, Parent or any other Released Party; and (ix) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(c)         Acknowledgements.  This is an important legal document, and the Company hereby advises Executive in writing to consult with legal counsel prior to executing this Agreement. Executive acknowledges that: (i) Executive has carefully read this Agreement and Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (ii) Executive is executing this Agreement in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled; (iii) Executive’s waiver and release does not apply to any rights or claims that may arise after the date that Executive signs this Agreement; (iv) Executive should consult with an attorney prior to signing this Agreement (although Executive may choose voluntarily not to do so); (v) Executive has had sufficient time to consider this Agreement since this Agreement was first provided to Executive to consider this Agreement before the execution and delivery to Company (although Executive may choose voluntarily to sign it earlier).

(d)        Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that ERISA prevents from being released pursuant to a release agreement; and (ii) any claims for breach of this Agreement; and (iii) rights in connection with continued participation in Company-sponsored health and welfare plans, and vested rights with respect to Company-sponsored retirement plans, or (iv) any other claims that cannot be released as a matter of law. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against any of the Released Parties that are not included in the Released Claims. Nothing herein will prevent Executive from seeking workers’ compensation or unemployment insurance benefits.

(e)       Governmental Agencies and Protected Activity. Further, notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Securities Exchange Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or other federal, state or local government agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency or communicating with any Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from any Released Party as a result of such Governmental Agency proceeding or subsequent legal actions.  Nothing herein waives Executive’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity).  Nothing herein shall prohibit or restrict Executive from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding truthfully to any inquiry or legal process directed to Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; (iv) disclosing an act of sexual abuse or facts related to an act of sexual abuse to any other person; or (v) making any disclosures that are protected under the whistleblower provisions of any applicable law.  Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this Section 4(e) or to notify any Released Party that Executive engaged in any such conduct.

(f)         Not An Admission of Wrongdoing. The release contained in this Section 4 shall not in any way be construed as an admission by either Party or Parent or any other Released Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

5.          Return of Company Property. Within seven (7) calendar days from the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Executive’s possession which belongs to the Company, Parent or any of their respective affiliates, including, without limitation, all vehicles (including for the avoidance of doubt the Company vehicle provided in connection with Executive’s employment, with the vehicle identification number ending in -0204, which will be picked up by a service of the Company’s choosing in Austin, Texas), computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of confidential and proprietary information (as described in Section 8 of the Employment Agreement) in Executive’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Executive’s possession that contain Confidential Information. Executive shall be permitted to remove personal data and files from any Company-issued equipment before returning the same; provided, however, Executive will reasonably cooperate with the Company prior to any such removal to allow the Company to confirm no Company Confidential Information or other Company or Parent property is removed. By signing this Agreement, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

6.         Non-Disparagement. Executive agrees that Executive will not, directly or indirectly, communicate or publish any disparaging statements concerning the Company, Parent or any of the other Released Parties, or cause others to communicate or publish any disparaging statements concerning the Company, Parent or any of the other Released Parties. The Company agrees that it shall instruct each of its officers and directors to not, directly or indirectly, communicate or publish any disparaging statements concerning Executive.  Notwithstanding the foregoing, the provisions of this Section 6 shall not apply with respect to any activities described in Section 4(e) of this Agreement, as nothing in this Section 6 shall prevent any individual or entity from communicating or publishing any statement to a Governmental Agency or as described in Section 4(e) above.

7.            Standstill and Voting Agreement.

(a)        Executive agrees that, unless approved in advance in writing by the Board, neither Executive nor any person acting on behalf of or in concert with Executive will, for a period of three (3) years after the date of this Agreement (such period the “Standstill Period”), directly or indirectly:

(i)          make any statement or proposal to the Board, any of Parent’s or the Company’s respective directors, officers, employees, managing members, general partners, agents or consultants (including attorneys, financial advisors and accountants) or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving Parent, the Company or any of their respective subsidiaries, (B) any restructuring, recapitalization, liquidation or similar transaction involving Parent, the  Company or any of their respective  subsidiaries, (C) any acquisition of any of Parent’s, the Company’s or their respective subsidiaries’ loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Parent’s, the Company’s or any of their respective subsidiaries’ loans, debt securities, equity securities or assets, (D) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board or any policies of Parent, the Company or any of their respective subsidiaries, (E) any request or proposal to waive, terminate or amend the provisions of this Agreement, or (F) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 14(a)(1);

(ii)          instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (i) above;

(iii)          take any action which would reasonably be expected to require Parent, the Company or any of their respective subsidiaries to make a public announcement regarding any of the actions set forth in clause (i) above; or

(iv)         acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of Parent, the Company or any of their respective subsidiaries, or rights or options to acquire interests in any of Parent’s, the Company’s or any of their respective subsidiaries’ loans, debt securities, equity securities or assets, except that Executive may (A) exercise any vested stock options issued by Parent and held by Executive upon effectiveness of this Agreement and (B) beginning six (6) months after the date of this Agreement, Executive may request advance written approval from the Board to acquire Parent’s securities, which approval shall be granted solely within the discretion of the Board.

(b)         At any meeting of stockholders held during the Standstill Period, Executive shall vote or cause to be voted all shares of Parent’s stock held directly or indirectly by Executive,  whether now owned or hereafter acquired, over which the Executive has voting control and shall take all other necessary or desirable actions within such Executive’s control to vote in accordance with the recommendations of the Board on any proposal and to elect to the Board any individual nominated by the Board, as reflected in Parent’s proxy statement for such meeting. Executive hereby grants to Parent, or any designee of Parent, an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy, to vote all shares of stock of Parent over which the Executive has voting control at any meeting of stockholders held during the Standstill Period in accordance with the foregoing sentence. Executive acknowledges that this irrevocable proxy shall survive the death, incapacity, bankruptcy or dissolution of the Executive and shall remain in full force and effect until the expiration of the Standstill Period.

8.           Continuing Obligations. Executive reaffirms and understands his continuing obligations in the Employment Agreement, including Sections 7, 8, 9, and 20 of the Employment Agreement, and those provisions necessary to interpret and enforce them, all of which shall survive the termination of Executive's employment in accordance with Section 21 of the Employment Agreement (collectively, the “Continuing Obligations”).  Consistent with Section 9 of the Employment Agreement, any dispute arising out of or relating to this Agreement shall be resolved in accordance with the dispute resolution (including arbitration) provisions set forth in Section 9 of the Employment Agreement.

9.           Section 409A.  Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive's employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive's taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.  Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive's death or (b) the date that is six (6) months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive's estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

10.        Binding Effect. This Agreement shall be binding upon the Company and upon Executive and Executive’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Executive’s death, this Agreement shall operate in favor of Executive’s estate and all payments, obligations and consideration will continue to be performed in favor of Executive’s estate.

11.         Severability. Should any provision of this Agreement be declared or determined to be unenforceable, illegal, or invalid by any government agency, arbitrator, or court of competent jurisdiction, (i) such provision shall be deemed to be amended / revised so that the intent of the Parties is fulfilled to the greatest extent possible, and (ii) the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

12.        Entire Agreement. Except for the Continuing Obligations, this Agreement (and the Employment Agreement, the Plan, the Award Agreements, the Lock-Up Agreement as referenced herein, and any Exhibit(s) attached hereto), and any agreement relating to Executive’s non-compensatory options, sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive’s employment with the Company, the subject matter of this Agreement or any other term or condition of the employment relationship between the Company and Executive. Executive represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation(s) by the Company, Parent, or any of their respective agents except as expressly contained in this Agreement or the Employment Agreement. Executive and the Company agree that they have each used their own judgment in entering into this Agreement.  This Agreement may not be modified, altered, or changed except by a written agreement signed by both Executive and a duly authorized representative of the Company.

13.         Future Employment. Executive waives and releases any right to be considered for employment by the Company, Parent, or any of their respective affiliates or successors and agrees that any refusal of employment in the future shall not constitute discrimination or retaliation by any of the Released Parties.

14.         Cooperation.  Following the Separation Date, Executive agrees to cooperate fully with the Company, Parent, and their respective affiliates and their respective counsel in any capacity with respect to matters of which Executive has knowledge or with which he was involved.  Without limitation, such assistance may include providing information or documents; making himself available for interviews; cooperating with investigations (internal or external), negotiations, lawsuits, charges, claims, or administrative proceedings involving the Company, Parent, or any of their respective affiliates; preparing for and giving truthful testimony including, but not limited to, written declarations, depositions, trial testimony, or statements; and other similar activities.

15.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by express overnight courier service, or (c) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to Executive, at the most recent home address for Executive in the Company's personnel files.

If to the Company:
Prairie Operating Employee Co., LLC
44 Cook Street, Suite 1000
Denver, Colorado 80206
Attention: Chair, Board of Directors

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice in the manner herein set forth.

16.         Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

17.         Governing Law and Arbitration. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. Any dispute, claim, or controversy regarding this Agreement shall be  settled in accordance with the dispute resolution provisions set forth in Section 9 of the Employment Agreement.  IN ENTERING INTO THIS AGREEMENT, EXECUTIVE AND THE COMPANY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO JURY TRIAL IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.        Counterparts.  This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

19.        No Assignment of Claims. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

20.         No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

21.         Lock-Up. Notwithstanding anything to the contrary contained herein, this Agreement shall not modify, alter, amend, supersede, or otherwise affect any lock-up agreement or other voting agreement to which Executive is a party, including for the avoidance of doubt the Lock-Up Agreement. The Lock-Up Agreement shall remain in full force and effect in accordance with its terms.

22.         Intended Third Party Beneficiaries.   Each Released Party that is not a signatory hereto is an intended third-party beneficiary of this Agreement and shall be entitled to rely upon and enforce Executive’s representations, covenants, and release of claims set forth herein as if such Released Party was a party hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

PRAIRIE OPERATING EMPLOYEE CO., LLC

By:	/s/ Gregory S. Patton
Name:	Gregory S. Patton
Title:	Executive Vice President and Chief Financial Officer
Date: March 2, 2026

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

EXECUTIVE

/s/ Edward Kovalik
Name:	Edward Kovalik

Date: March 2, 2026

EXHIBIT A

ASSIGNMENT OF OVERRIDING ROYALTY INTERESTS

KNOW ALL MEN BY THESE PRESENTS:

THAT effective as of March 2, 2026 (the “Effective Time") the undersigned Red Arrow Interests, LLC, an Colorado limited liability company, (hereinafter referred to as "Assignor"), for and in consideration of the sum of Ten Dollars ($10.00) and other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, does hereby GRANT, BARGAIN, SELL, CONVEY AND ASSIGN unto Otter Holdings, LLC, a Delaware limited liability company (hereinafter referred to as "Assignee") with the address of 44 Cook Street, Suite 1000, Denver, Colorado 80206, any and all overriding royalty interests ("Overriding Royalty Interest"), including, but not limited to:

(a)         a 0.0066% of the 8/8ths of the oil, gas, associated liquids and other hydrocarbons (collectively "Hydrocarbons") produced, saved and sold from the oil and gas leases described in Exhibit "A" attached hereto and made a part hereof (the "Leases") and the lands covered thereby or pooled or unitized therewith (the "Lands") and;

(b)         the positive difference, if any, between (i) twenty-two and one-half percent (22.5%) of 8/8ths of Hydrocarbons produced, saved and sold from the Leases and the Lands, and (ii) all royalty, overriding royalty, production payments and other burdens on such Hydrocarbon production in existence immediately prior to the Effective Time.

The Overriding Royalty Interest shall be calculated and measured on the same terms as the applicable royalties payable under the Leases; provided, however, the Overriding Royalty Interest shall be free of all development, production, and operating expenses; however, said interest shall bear its proportionate share of gross production taxes assessed against the gross production subject to said Overriding Royalty Interest. It is agreed that nothing contained herein shall impose upon the Assignor, its successors, or assigns, any duty or obligation to develop or operate the properties covered by the above-described "Leases" or to maintain them by the payment of delay rentals, shut-in royalty payments or other similar payments.

The Overriding Royalty Interest shall be subject to any cooperative or unit plan of operation or development and to any pooling, communitization or other agreement for the allocation of Hydrocarbon production among multiple tracts to which the Leases, or any part thereof, may have heretofore or may hereafter be committed by Assignor or by the predecessors to its interest or its successors and assigns, including, but not limited to, any joint operating agreement, pooling or unit designation, or similar agreement unitizing the working interests in a contract area or pooled unit, including that of Assignor, regardless of whether such agreement expressly purports to commit the Overriding Royalty Interest; and, in such event or events, the Overriding Royalty Interest shall be computed and paid on the basis of the applicable Hydrocarbons allocated to the Lands under and pursuant to the terms of any such agreement or plan of operation; however, in the event that such cooperative or unit plan of operation or development or pooling or communitization agreement does not set out how payments are to be calculated, then in such event, the Overriding Royalty Interest will be paid in the proportion that the surface acreage of the Lands bears to the total acreage within such contract area or pooled unit.

Exhibit A to the Separation Agreement

If any of the Leases covers an interest in the Lands less than the entire mineral estate therein (regardless of whether such Lease purports to cover only the lessor's interest therein), then, as to such Lease, the Overriding Royalty Interest, insofar only as it affects and applies to production from or allocable to such Lands, shall be payable to Assignee in the proportion that the mineral interests in such lands actually covered by the relevant Lease bear to the entire, undivided mineral estate in such lands. Similarly, if Assignor owns less than a one hundred percent (100%) leasehold interest in and to any of the Leases, then, as to such Lease, the Overriding Royalty Interest shall be payable to Assignee in the proportion that the leasehold interest in such Lease actually owned by Assignor bears to a one hundred percent (100%) leasehold interest in and to such Lease. In addition, if the leasehold interest in the Lease owned by Assignor is increased or decreased pursuant to the terms of any compulsory pooling order, farmout agreement, contractual rights agreement, applicable operating agreement, or other instrument providing for a reversionary interest that is existing at the Effective Time, the Overriding Royalty Interest shall be proportionately increased or decreased accordingly.

Assignor hereby warrants defensible title to the Overriding Royalty Interest unto each Assignee. its successors and assigns, in each case, free and clear of any liens and encumbrances, burdens, defects, against all Persons claiming or purporting to claim the same or any part thereof. by, through or under Assignor or any of its Affiliates, but not otherwise.

This Assignment shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, successors, representatives and assigns. No change in the ownership of the Overriding Royalty Interest shall be binding on Assignor until such time as Assignor shall have been furnished with either the original, a certified copy or an acceptable reproduced copy of the recorded instrument or instruments effecting the change in ownership.

Exhibit A to the Separation Agreement

IN WITNESS WHEREOF, the said Assignor, executed this instrument this ____ day of March, 2026.

RED ARROW INTERESTS, LLC

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me on this ___ day of March, 2026. by ________________________________.

My Commission Expires:

Name:

Exhibit A to the Separation Agreement